Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com
AIG ANNOUNCES SETTLEMENT WITH BANK OF AMERICA ON RESIDENTIAL MORTGAGE RELATED DISPUTES

NEW YORK, July 16, 2014 – American International Group, Inc. (NYSE: AIG) today announced that it has reached a global resolution of its residential mortgage related disputes with Bank of America. The resolution includes its claims pending in New York and California federal courts related to the creation, offering, and sale of RMBS from which AIG and its subsidiaries suffered losses either directly on their own account or in connection with their participation in AIG’s securities lending program. The resolution also covers AIG’s objections to the $8.5 billion settlement of Countrywide’s mortgage repurchase obligations to various investors, as well as disputes concerning the issuance of mortgage guaranty insurance by AIG’s United Guaranty subsidiaries to Bank of America and Countrywide. Under the terms of the settlement, AIG will receive $650 million in cash plus its pro rata share of whatever amount is ultimately paid out to investors in connection with the Countrywide repurchase settlement. In addition, the parties have agreed, subject to the approval of Fannie Mae, Freddie Mac and certain other mortgage holders, to resolve the outstanding mortgage guaranty claims disputes in accordance with agreed-to claims processes and payment formulae.

“We are very pleased to have this matter resolved,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “Today’s settlement is a just resolution that’s in the best interest of our various stakeholders.”

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIGInsurance | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.